Exhibit 99.1

PRESS RELEASE

SpectraScience Appoints the Honorable Tommy Thompson to its Board of Directors

FOR IMMEDIATE RELEASE

September 25, 2007

San Diego, CA SpectraScience, Inc. (SCIE.OB) announced today that it has elected the Honorable Tommy Thompson to its Board of Directors. Before entering the private sector in 2005, Secretary Thompson enjoyed a long and distinguished career in public service. In 1966 he won a seat in Wisconsin’s state Assembly. He became assistant Assembly minority leader in 1973 and Assembly minority leader in 1981. Elected governor of Wisconsin in 1986, he was reelected in 1990, and in 1994 became the first governor in the state’s history to be elected to a third four-year term. In 1998 he was elected to a fourth term, and served in that position until his appointment as Secretary of Health & Human Services in 2001.

As the head of the Department of Health & Human Services, Secretary Thompson served as the nation’s leading advocate for the health and welfare of all Americans. He worked to modernize and add prescription drug coverage to Medicare for the first time in the program’s history. A leading advocate of welfare reform, he also focused on expanding services to seniors, the disabled and low-income Americans.

As governor of Wisconsin, Secretary Thompson was perhaps best known for his efforts to revitalize the Wisconsin economy, for his national leadership on welfare reform and for his work in expanding health care access across all segments of society.

Secretary Thompson is well-known for his contributions to the U.S. response to the threat of bioterrorism and for his leadership in the fight against HIV/AIDS in the United States and abroad; he currently serves as the chairman of the Global Fund to Fight AIDS, Tuberculosis and Malaria.

Secretary Thompson has received numerous awards for his public service, including the Anti-Defamation League’s Distinguished Public Service Award, Governing Magazine’s Public Official of the Year Award and the Horatio Alger Award, which is awarded annually to “dedicated community leaders who demonstrate individual initiative and a commitment to excellence—as exemplified by remarkable achievements accomplished through honesty, hard work, self-reliance, and perseverance.” He is a former chairman of the National Governors’ Association, the Education Commission of the States and the Midwestern Governors’ Conference.

Secretary Thompson received both his B.S. in 1963 and his J.D. in 1966 from the University of Wisconsin-Madison. He is a member of the District of Columbia and Wisconsin Bars.

Jim Hitchin, CEO of SpectraScience said, “Secretary Thompson brings to the Company a wealth of knowledge of health care in this Country. We look forward to working with him to further early cancer detection. We all know that early detection saves lives.”

SpectraScience has developed a multi-patented and proprietary WavSTATTM Optical Biopsy System that is used by physicians to diagnose tissue to determine if it is normal, pre-cancerous, or cancerous within seconds.  The WavSTAT TM System is currently approved by the FDA for use in detecting pre-cancer and cancer in the colon.  A new application for detecting pre-cancers in the throat, sometimes called Barrett’s esophagus, is being tested in a clinical trial. Cancer of the esophagus is more than 90% fatal and may develop as a result of chronic heartburn or GERD. Esophageal cancer is growing five times faster than all other cancers.

This news release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties that may cause SpectraScience’s actual results to differ materially from the results discussed in the forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by SpectraScience in this news release, the Form 10-KSB and in SpectraScience’s other reports filed with the Securities and Exchange Commission (“SEC”) that attempt to advise interested parties of the risks and factors that may affect SpectraScience’s business. These forward-looking statements are qualified in their entirety by the cautions and risk factors filed by SpectraScience in its annual report on Form 10-KSB and other documents.

For further information contact Jim Hitchin at (858) 847-0200 x 201, or visit our web site at www.spectrascience.com